Exhibit 99.1

FOR IMMEDIATE RELEASE

J. ALEXANDER’S HOLDINGS, INC. REPORTS RECENT TRENDS AND

STEPS TAKEN TO ADDRESS THE CORONAVIRUS OUTBREAK

NASHVILLE, TN, March 24, 2020 — J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company), owner and operator of J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and other restaurants, today reported same store sales changes for a portion of the first quarter of fiscal 2020 as well as certain measures that have been taken in response to the novel coronavirus outbreak (COVID-19).

Q1 2020 Sales

Same store sales(1) increase (decrease) for the first 12 weeks of fiscal 2020 are estimated as follows:

	January (4 weeks)	February (4 weeks)	March* (4 weeks)
J. Alexander’s/Grills restaurants	+3.0%	+1.3%	(24.8%)
Stoney River Steakhouse and Grill restaurants	+0.5%	(3.1%)	(25.6%)

*	Note that the Company’s first quarter of fiscal 2020 ends on March 29, 2020.

Like other full-service, casual dining operators across the United States, the Company’s restaurants in various markets were required to either close their dining rooms or substantially reduce their occupancy capacity beginning March 16, 2020. Over the course of the following week, all but one of the Company’s 47 restaurants were ultimately mandated to close their dining rooms and, effective March 22, 2020, 45 of the Company’s restaurants have converted their guest service model to a carry-out platform. The Company’s Lyndhurst Grill restaurant has temporarily closed due to traffic limitations unique to that specific location. Management anticipates that average weekly sales under the modified carry-out model will total approximately 10%-20% of the historical volumes and that margins associated with such sales will be reduced from historical levels as a percent of net sales.

Steps Taken to Address COVID-19

In response to the situation outlined above, the Company has taken certain actions including, but not limited to, the following:

•

The Company has drawn down the remaining $17,000,000 available under its lines of credit and, when combined with existing cash on hand, the Company currently has approximately $26,000,000 of cash in its cash reserves.

•

The Company has implemented an Hourly Team Member Emergency Sick Leave Policy (“ESLP”), which provides for up to two weeks of paid leave for hourly team members who are either infected by COVID-19 or employed at a restaurant that closed in response to the COVID-19 outbreak. Company management estimates that the cash expense associated with the ESLP, including applicable payroll taxes, would be approximately $1,225,000 per week assuming all 47 restaurants were closed. Under the terms of the ESLP, hourly employees will be paid the higher of their normal hourly rate or the federal minimum wage for the average hours worked over the previous eight-week period. In addition, hourly employees will be able to use any available vacation or state mandated sick leave accrued.

•

The Company intends to utilize each restaurant’s management team, with several key hourly personnel, to staff the carry-out function over the duration of the mandatory closure of dining room operations. Personnel at the restaurant will hand-cut steaks and prepare and package the carry-out meals being offered on a limited menu customized for each location. All locations utilizing the carry-out program will provide a complimentary dessert for every two entrees ordered. Restaurant management labor averages approximately $425,000 per week including applicable payroll taxes.

•	Approximately 3,400 hourly employees that will not be assisting with the Company’s carry-out program have been furloughed until the Company resumes dine-in operations.

•

Capital expenditures have been curtailed unless absolutely necessary relative to a restaurant’s safe operation. The two new restaurants scheduled to open in the latter part of fiscal 2020 are at the front end of the construction cycle and management intends to negotiate with the parties involved to defer any cash outlays possible relative to these new restaurants.

•

Company management currently believes that the distribution channels necessary to fulfill the limited menu being offered for carry-out business will be able to meet the demands associated with such a program. Company management anticipates that the beef inventory currently in place should be adequate to meet the demand related to the carry-out business for the next 4-5 weeks and management will be closely monitoring events nationally over the next several weeks in order to ramp up applicable inventory levels once it is apparent that the mandated closures are going to be lifted.

•

Resy, the Company’s reservation system partner, has implemented a new feature on the Resy application whereby guests are able to select from four set dinner packages online, select the time they desire to pick up the carry-out order at the restaurant and pay for the order online. This feature will be available at all of the Company’s restaurants currently utilizing the carry-out model and will allow for curbside service at any of these locations.

Under the structure outlined above, the Company estimates that cash on hand would be sufficient to fund required cash obligations through the late summer to early fall back-to-school timeframe. Depending on any future legislative developments and any governmental relief programs, the Company’s expenses could be diminished and/or the Company’s costs could be reimbursed, which could potentially expand the Company’s liquidity. In addition, the Company owns 18 of its restaurant sites, of which 6 are currently unencumbered and could be used to secure incremental borrowings. However, there can be no assurances that any of the foregoing will come to fruition.

The Company may adapt the responses and policies listed above in response to changes in federal and state laws, regulations, policies or guidance or in response to other developments.

The Company also noted that given the uncertainties in the business community, the restaurant industry and the financial markets, the ongoing review of strategic alternatives by the Company’s Board of Directors will not be completed until these uncertainties are resolved.

Chief Executive Officer’s Comments

“Over the past few weeks, our focus has been centered on making sure we were doing everything possible to take care of our valued guests and team members,” said Mark A. Parkey, President and Chief Executive Officer of J. Alexander’s Holdings, Inc. “While we have historically focused our guest experience on in-restaurant dining, we recognize that there is a need for us to expand our to-go and carry-out dining in each of the communities we serve. I could not be prouder of the teams at each of our restaurants, along with our veteran operations leadership group, for the way they have responded and adapted in these unprecedented times. Based on that response, I am confident that we will survive the current storm. However, I am also aware of the pain and uncertainty that all of our team members are experiencing in the midst of this ordeal and pledge that we will do our best to manage the business in such a way that we can, as a family, regroup once we reach calmer waters.”

Parkey continued, “In addition to our internal efforts during this rapidly evolving environment, the National Restaurant Association is advocating for our industry, and we will be mindful of opportunities for our company and our employees as we go forward.”

(1)Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than 18 months. Revenue associated with reduction in liabilities for gift cards, which is recognized in proportion to guest redemptions based on historical redemption rates and commonly referred to as gift card breakage, is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales are computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates 47 restaurants in 16 states. The Company has its headquarters in Nashville, TN.

For additional information, visit www.jalexandersholdings.com

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and other events and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the health and financial effects of the COVID-19 outbreak; the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margin in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; the Company’s evaluation of strategic alternatives; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2020, and subsequent filings. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Jessica Hagler

Chief Financial Officer

(615) 269-1900

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